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                              TAX-SHELTERED ANNUITY
                                   ENDORSEMENT

TAX-SHELTERED ANNUITY ENDORSEMENT

         This Contract is established as a  Tax-Sheltered  Annuity ("TSA") under
         Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, pursuant to the Owner's request in the application. Accordingly, this Endorsement is attached to and made part of the Contract as of its issue date or, if later, the date shown below. If this is a group contract, references to the "Owner" and to the "Contract" shall, respectively, be deemed to include the Participant and the Participant's Certificate where appropriate.

TAX-SHELTERED ANNUITY PROVISIONS

         To ensure treatment as a TSA, this Contract will be subject to the requirements of Code Section 403(b), which are briefly summarized below:

         (a) Purchase Payments made on behalf of the Owner pursuant to a salary reduction agreement when added to "elective deferral" contributions under all other plans, contracts or arrangements in which the Owner participates, may not exceed the annual limitation on such contributions as provided in Code Section 401(a)(30).

         (b) Purchase Payments applied to the Contract on behalf of the Owner which exceed the applicable "exclusion allowance"
                  (within  the  meaning  of  Code  Section   403(b)(2))  or  the
                  limitations contained in Code Section 415 shall not be excludable from gross income.

         (c) Purchase Payments that exceed any of the foregoing limitations may be returned, distributed or otherwise corrected using any method permissible under the Code.

NONDISCRIMINATION REQUIREMENTS

         (a) Except if this Contract is purchased by a "church" (within the meaning of Code Section 3121(w)), the Plan must satisfy the nondiscrimination requirements of Code Section 403(b)(12).

         (b) Purchase Payments not made pursuant to a salary reduction agreement will satisfy the nondiscrimination requirements of Code Section 403(b)(12) provided they satisfy the requirements of Code Section 401(a)(4) (nondiscrimination in contributions), Code Section 401(a)(5) (permitted disparity), Code Section 401(a)(17) (annual limit on compensation), Code
                  Section 401(m) (average contribution percentage test) and Code
                  Section 410(b) (coverage).

         (c) Purchase Payments made pursuant to a salary reduction agreement will satisfy the nondiscrimination requirements of Code Section 403(b)(12) provided that every employee of the Employer sponsoring the Plan, may elect to make Purchase Payments of more than $200 pursuant to a salary reduction agreement.

6832 A (R9-96)                          -1-
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DISTRIBUTION RESTRICTIONS AND REQUIREMENTS

         (a) Distributions attributable to Purchase Payments made pursuant to a salary reduction agreement may be made only when the Owner attains age 59 1/2, separates from service, dies, becomes "disabled" (within the meaning of Code Section 403(b)(11)) or incurs a hardship. A distribution made due to a hardship may not include income attributable to such Purchase Payments.

         (b) Distributions from this Contract must comply with the minimum distribution and incidental death benefit requirements of Code
                  Section 403(b)(10). Accordingly, an Owner's entire interest under the Contract generally must be distributed (or begin to be distributed) by April 1 of the calendar year following the later of (i) the calendar year in which the Owner attains age 70 1/2, or (ii) the calendar year in which the Owner retires (the "Required Beginning Date").

                  Distributions commencing not later than the Required Beginning Date may be made over the life of the Owner or over the lives of the Owner and his or her Designated Beneficiary (or over a period not extending beyond the life expectancy of the Owner or the life expectancy of the Owner and his or her Designated Beneficiary).

         (c) If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph (b) above, the Owner's entire interest must be distributed within five years, unless: (i) such interest is distributed to a Designated Beneficiary over his or her life (or over a period not extending beyond such Designated Beneficiary's life expectancy); and (ii) such distribution begins not later than one year after the Owner's death. If the Designated Beneficiary is the Owner's surviving spouse, the date on which the distributions are required to begin shall not be earlier than the date on which the Owner would have attained age 70 1/2.

         (d) If the Owner dies after distribution of his or her interest in this Contract has begun in accordance with paragraph (b) above but before his or her entire interest has been distributed, the remaining interest must be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

         (e) All distributions must comply with a method of distribution offered by the Company under this Contract.

         (f) If the Owner receives a distribution from this Contract that qualifies as an "eligible rollover distribution" (within the meaning of Code Section 402(f)(2)(A)) and elects to have such distribution paid directly to an "eligible retirement plan" (within the meaning of Code Section 402(c)), such distribution shall be made in the form of a direct transfer to the eligible retirement plan. The Company may establish reasonable administrative rules applicable to such direct transfers.

NONFORFEITABILITY

         (a) The Owner's rights under this Contract shall be nonforfeitable except for failure to pay future Premiums.

         (b) This Contract may not be transferred, sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purposes to any person other than the Company.

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MULTIPLE CONTRACTS

         (a) If for any taxable year an Owner is covered by this Contract and any other TSA, all such contracts shall be treated as a single contract.

PLAN PROVISIONS

         The Plan, including certain Plan provisions required by the Employee Retirement Income Security Act of 1974 or other applicable law, may limit the Owner's rights under this Contract. The Plan provisions may:

         (a)      Limit the Owner's right to make Purchase Payments;

         (b) Restrict the time when the Owner may elect to receive payments under this Contract;

         (c) Require the consent of the Owner's spouse before the Owner may elect to receive payments under this Contract;

         (d) Require that all distributions be made in the form of a joint and survivor annuity for the Owner and the Owner's spouse unless both consent to a different form of distribution;

         (e)      Require that the Owner's spouse be the Designated Beneficiary;

         (f) Require that the Owner remain employed by the Employer sponsoring the Plan for a specified period of time before the Owner's rights under this Contract become fully vested; or

         (g) Otherwise restrict the Owner's exercise of rights under the Contract or give the Employer sponsoring the Plan (or a Plan representative) the right to exercise certain rights on the Owner's behalf.

         No such Plan provision shall limit an Owner's rights under this Contract, unless the Employer sponsoring the Plan has provided the Company with written notification of such provision. In no event shall any such Plan provision enlarge the Company's obligations under this Contract.

TAX CONSEQUENCES

         (a) The Company will not incur any liability or be responsible for the timing, purpose or propriety of any contribution or distribution; any tax or penalty imposed on account of any such contribution or distribution; or any other failure, in whole or in part, by the Owner or the Employer to comply with the provisions set forth in the Code or any other law.

ADMINISTRATION

         The Company does not act as the Administrator of the Plan. Accordingly, the Company will not incur any liability or be responsible for interpreting the Plan or deciding any question arising thereunder.

                                        SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                   ROGER K. VIOLA

                                                      Secretary


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Endorsement Effective Date
(If Other Than Issue Date)